Exhibit 10.14

BATS GLOBAL MARKETS, INC.
NON-EMPLOYEE DIRECTORS COMPENSATION POLICY

Effective as of January 1, 2016

The Board of Directors (the “Board”) of Bats Global Markets, Inc. (the “Company”) has approved this director compensation policy (the “Policy”), which establishes compensation to be paid to each director of the Company who is not an employee of the Company (each, a “Non-Employee Director”), effective as of January 1, 2016, as an inducement to obtain and retain the services of persons qualified to serve as members of the Board.  Capitalized terms used but not defined in this policy will have the meanings set forth in the Bats Global Markets, Inc. 2016 Non-Employee Directors Compensation Plan (the “Plan”).

This policy is subject to annual review by the Compensation Committee of the Board (the “Committee”) to confirm continued alignment between the compensation of the Company’s Non-Employee Directors, the Company’s business and its stockholders’ interests, and to ensure that the Company’s director compensation program is competitive with those of its peers.  During the course of its review, the Committee may consider the annual retainer, chairman and committee chair retainers, meeting fees and other benefits offered to Non-Employee Directors and payable under this Policy.  The Committee will report on its annual review to the Board, which is responsible for administering the Plan, and any changes to the Policy must be approved by the Board.

The elements of compensation for the Company’s Non-Employee Directors below are expressed as annual amounts (on a calendar basis).

Retainers, Committee Fees and Meeting Fees

Retainers and Committee Fees

Board Retainer	$180,000
Chairman Retainer (inclusive of Board Retainer)	$360,000
Audit Committee Chairman Fee	$40,000
Audit Committee Member Fee	$20,000
Compensation Committee Chairman Fee	$20,000
Compensation Committee Member Fee	$10,000
Nominating and Corporate Governance Committee Chairman Fee	$15,000
Nominating and Corporate Governance Committee Member Fee	$7,500

The retainers are payable in the form of a combination of cash and restricted stock, ranging from fifty percent (50%) to one hundred percent (100%) restricted stock, at the Non-Employee Director’s election.

The cash component of retainers and committee fees are payable quarterly in arrears (each such date, a “Payment Date”).  The number of shares of the Company’s voting common stock, par value

$0.01 per share (“Common Stock”) underlying grants of restricted stock will be determined by dividing the portion of the annual retainer that the Non-Employee Director elects to take in the form of restricted stock by the Fair Market Value of a share of Common Stock on the Grant Date.  The “Grant Date” is the date on which a grant of restricted stock is made under the Policy, which shall be the date of the Company’s annual general meeting of stockholders.  Restricted stock will vest 100% on the first anniversary of the applicable Grant Date, subject to the terms and conditions of the Plan.  If any Non-Employee Director fails to make such an election prior to the initial cash payment date of each year, such Non-Employee Director will receive fifty percent (50%) of his or her retainer in the form of restricted stock, with all remaining compensation payable in cash.

The committee fees are payable in the form of a combination of cash and restricted stock, ranging from zero percent (0%) to one hundred percent (100%) restricted stock, at the Non-Employee Director’s election.  The number of shares of Common Stock underlying such grants of restricted stock will be determined by dividing the portion of the committee fees that the Non-Employee Director elects to take in the form of restricted stock by the Fair Market Value of a share of Common Stock on the Grant Date, and the grants of such restricted stock will be made on the Grant Date.  Restricted stock will vest 100% on the first anniversary of the applicable Grant Date, subject to the terms and conditions of the Plan.

Any Non-Employee Director who commences service on the Board on a date other than the date of the Company’s annual general meeting of stockholders will receive retainers and committee fees pro-rated as of such start date and payable only in cash.

If any Non-Employee Director ceases to be a member of the Board before the expiration of his or her term, all unvested restricted stock will be forfeited and such Non-Employee Director will be paid a pro-rata portion of his or her retainer and committee fees.

Meeting Fees

Non-Employee Directors are not eligible for meeting fees.

Expenses Relating to Board Service

The Company will reimburse each Non-Employee Director for reasonable expenses incurred by such Non-Employee Director in connection with his or her Board service, including travel, lodging and meals, subject to the Company’s requirements for reporting and documentation of such expenses.

Stock Ownership Guidelines

Non-Employee Directors will be subject to stock ownership guidelines, as they may be in effect from time to time.